Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUMENA PHARMACEUTICALS, INC.

Michael Grey hereby certifies that:

ONE:         The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 24, 2011.

TWO:        He is the duly elected and acting President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a Delaware corporation.

THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is LUMENA PHARMACEUTICALS, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.        The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 143,436,528 shares, 77,718,264 shares of which shall be Common Stock (the “Common Stock”) and 65,718,264 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

B.        The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.        32,991,201 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 3,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”) and 29,727,063 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred” (the “Series B Preferred” and together with the Series A Preferred and explicitly excluding the Series A-1 Preferred, the “Voting Preferred”). The Series A Preferred, Series A-1 Preferred and Series B Preferred are collectively referred to herein as the “Series Preferred.”

D.        The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Series Preferred are as follows:

1.        DIVIDEND RIGHTS.

(a)        Holders of Series B Preferred, in preference to the holders of Series A Preferred, Series A-1 Preferred and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the “Board”), but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred.

(b)        After payment of any amounts payable pursuant to Section 1(a) above, holders of Series A Preferred, in preference to the holders of Series A-1 Preferred and Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of 8% of the applicable Original Issue Price per annum on each outstanding share of Series A Preferred.

(c)        So long as any shares of Voting Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or Series A-1 Preferred, or purchase, redeem or otherwise acquire for value any shares of Common Stock or Series A-1 Preferred, until all dividends as set forth in Sections 1(a) and 1(b) above on the Voting Preferred shall have been paid or declared and set apart, except for:

(i)        acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii)       acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

(iii)      acquisitions of Series A-1 Preferred by the Company pursuant to that certain License Agreement, dated September 27, 2012, by and between the Company and Sanofi-Aventis Deutschland GmbH;

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(iv)      acquisitions of Series A-1 Preferred by the Company pursuant to that certain Series A-1 Preferred Stock Issuance Agreement, dated August 30, 2012, by and between the Company and Pfizer Inc.; or

(v)        distributions to holders of Common Stock in accordance with Section 3.

(d)        In the event dividends are paid or declared on any share of Common Stock, the Company shall pay or declare an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)        The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board and (ii) the requisite holders of Voting Preferred pursuant to Section 2(b) hereof.

(f)        A distribution to the Company’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2.        VOTING RIGHTS.

(a)        General Rights.   Each holder of shares of Voting Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Voting Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Voting Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred shall have no voting rights. In the event the Series A-1 Preferred is entitled by law to exercise voting rights, then except as otherwise required by law, the Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A-1 Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall vote together with the Voting Preferred and the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)        Separate Vote of Voting Preferred.   For so long as any shares of Voting Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 60% of the outstanding Voting Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be

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necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)        Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions that provide for the benefit of, the Voting Preferred;

(ii)        Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Voting Preferred so as to affect them adversely;

(iii)       Any increase or decrease in the authorized number of shares of Preferred Stock or Voting Preferred;

(iv)       Any authorization, creation, issuance or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Voting Preferred or any increase in the authorized or designated number or issuance of any such class or series;

(v)        Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Series Preferred (except for acquisitions of Common Stock or Series A-1 Preferred by the Company permitted by Section 1(c) hereof);

(vi)       Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined below);

(vii)      Any dissolution or liquidation of the Company; or

(viii)     Any increase or decrease in the authorized number of members of the Board.

(c)        Separate Vote of Series B Preferred.    For so long as at least 7,431,766 shares of Series B Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Amended and Restated Certificate of Incorporation (the “Filing Date”)) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred, voting as a separate class, shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series B Preferred so as to affect them adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the

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amounts of the Original Issue Price of such series, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock).

(d)        Separate Vote of Series A Preferred.    For so long as at least 8,247,800 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66 2/3% of the then-outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series A Preferred so as to affect them adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of the Original Issue Price of such series, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock).

(e)        Separate Vote of Series A-1 Preferred.  As long as any shares of Series A-1 Preferred are outstanding, the Company shall not, without the affirmative vote of the holders of at least 80% of the then outstanding shares of the Series A-1 Preferred, alter or amend the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) if such amendment would alter or change adversely the powers, preferences or special rights given to the Series A-1 Preferred; provided, however, that if any amendment to the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) would alter or change the powers, preferences or special rights of any series of Series Preferred which includes the Series A-1 Preferred so as to affect them adversely, then, in addition to any other vote or consent required herein or by law, the shares of all series of Series Preferred so affected by such amendment shall vote together as a single class on the proposed amendment and the Series A-1 Preferred shall not be entitled to vote as a separate class on such proposed amendment unless otherwise required by the DGCL.

(f)        Election of Board of Directors.

(i)        For so long as any shares of Series B Preferred remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Board (the “Series B Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)        For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect three members of the Board (the “Series A Preferred Directors” and together with the Series B Preferred Director, the “Voting Preferred Directors”).

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(iii)        The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)       The holders of Common Stock and Voting Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(v)        Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vi)       No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

3.        LIQUIDATION RIGHTS.

(a)        The “Original Issue Price” of (i) the Series A Preferred shall be $1.00, (ii) the Series A-1 Preferred shall be $1.00 and (iii) the Series B Preferred shall be $1.5305916 (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date). Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before

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any distribution or payment shall be made to the holders of any Series A-1 Preferred or Common Stock, the holders of Voting Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), on a pari passu basis, for each share of Voting Preferred held by them, an amount per share of Voting Preferred equal to the applicable Original Issue Price for each such share of Voting Preferred plus all declared and unpaid dividends on each such share of Voting Preferred for each such share of Voting Preferred held by them. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Voting Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Voting Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(a).

(b)        After the payment of the full liquidation preference of the Voting Preferred as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series A-1 Preferred held by them, an amount per share of Series A-1 Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on such share of Series A-1 Preferred for each share of Series A-1 Preferred held by them. If, upon any such Liquidation Event, after the payment of the full liquidation preference of the Voting Preferred as set forth in Section 3(a) above the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(b).

(c)        After the payment of the full liquidation preference of the Voting Preferred and Series A-1 Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis until such holders of Series Preferred have received pursuant to Sections 3(a) and 3(b) above and this Section 3(c) an aggregate amount per share of Series Preferred equal to three times the applicable Original Issue Price, plus all declared and unpaid dividends thereon; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(d)        Notwithstanding anything to the contrary contained in Sections 3(a), 3(b) or 3(c) above, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to any Liquidation Event, each such holder of shares of a series of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock

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immediately prior to such Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder in respect of such shares of such series of Series Preferred if such holder did not convert such shares of such series of Series Preferred into shares of Common Stock.

(e)        The following events shall be deemed a Liquidation Event for purposes of this Amended and Restated Certificate of Incorporation unless the holders of at least 60% of the outstanding shares of Voting Preferred elect otherwise, including a majority of the then outstanding shares of Series B Preferred, by written notice sent to the Company at least two days prior to the effective date of any such event: (A) “Acquisition” shall mean (I) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this Section 3(e), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (II) any transaction or series of related transactions or series of unrelated transactions over a rolling twelve month period to which the Company is a party in which in excess of fifty percent of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes; and (B) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company.

(i)        In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made except that any publicly-traded securities to be distributed to stockholders in an Acquisition or Asset Transfer shall be valued as follows:

(A)        if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten trading day period ending five trading days prior to the closing date of such transaction; and

(B)        if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten trading day period ending five trading days prior to the closing date of such transaction.

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(ii)        The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(iii)        In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to holdback or contingencies, the Agreement shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any holdback or contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) (and subject to Section 3(d)) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer and (B) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow, holdback or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) (and subject to Section 3(d)) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For avoidance of doubt, in applying distributions upon a Liquidation Event pursuant to this Section 3(e)(iii) that involve escrow, holdback, installment or contingent payments, the holders of the Series Preferred will be entitled to an amount, re-calculated at the time of each escrow, holdback, installment or contingent payment and applied on a cumulative basis, that is the greater of (I) the amounts specified in Sections 3(a), (b) or (c) and (II) the amount to which such holder of Series Preferred would have been entitled to on an as-if-converted to Common Stock basis as provided in Section 3(d), taking into account cumulative escrow, holdback, installment or contingent payments.

4.        CONVERSION RIGHTS.

The holders of shares of Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)        Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b)        Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series Preferred by the applicable Series Preferred Conversion Price, calculated as provided in Section 4(c), then in effect for such series of Series Preferred being converted.

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(c)        Series Preferred Conversion Price.    The conversion price for each series of Series Preferred shall initially be the applicable Original Issue Price of each series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price for each series of Series Preferred shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d)        Mechanics of Optional Conversion.      Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act (as defined below) the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of such Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(e)        Adjustment for Stock Splits and Combinations.    If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of a series of Series Preferred, the applicable Series Preferred Conversion Price in effect for each such series of Series Preferred not so subdivided immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of a series of Series Preferred, the applicable Series Preferred Conversion Price in effect for each such series of Series Preferred not so combined immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(f)        Adjustment for Common Stock Dividends and Distributions.    If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of a series of Series Preferred, the Series Preferred Conversion Price for each such series of Series Preferred then in effect shall be decreased as of the time of such issuance, as provided below:

(i)        The Series Preferred Conversion Price for each such series of Series Preferred shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A)        the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)        the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)       If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price for such series of Series Preferred shall be fixed as of the close of business on each such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)      If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price for each such series of Series Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price for each such series of Series Preferred shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)        Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of any series of Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of any applicable series of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of such shares of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be

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made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such shares of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)        Sale of Shares Below Series Preferred Conversion Price.

(i)        If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then applicable effective Series Preferred Conversion Price for a series of Series Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for each such series of Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price for such series of Series Preferred in effect immediately prior to such issuance or sale by a fraction:

(A)        the numerator of which shall be (I) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (II) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable then-existing Series Preferred Conversion Price for such series of Series Preferred, and

(B)        the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (I) the number of shares of Common Stock outstanding, (II) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (III) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)        No adjustment shall be made to the Series Preferred Conversion Price for any series of Series Preferred in an amount less than 1% of the applicable Series Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the Series Preferred Conversion Price for the applicable series of Series Preferred. Any adjustment required by this Section 4(h) shall be rounded to the first decimal for which such rounding represents less than 1% of the applicable

12.

Series Preferred Conversion Price for the applicable series of Series Preferred in effect after such adjustment.

(iii)        For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)        For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (A) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price for any series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus (I) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, and (II) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(A)        If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again

13.

recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(B)        No further adjustment of the Series Preferred Conversion Price for a series of Series Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price for a series of Series Preferred and as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price for each such series of Series Preferred that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of each such series of Series Preferred.

(v)        For the purpose of making any adjustment to the Conversion Price of for a series of Series Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)        shares of Common Stock issued upon conversion of any Series Preferred or as dividend or other distribution on any series of Series Preferred;

(B)        shares of Common Stock or Convertible Securities issued upon a stock split, stock dividend, distribution, recapitalization and the like;

(C)        shares of Common Stock or Convertible Securities issued after the Filing Date to employees, officers or directors of, or consultants to the Company or any subsidiary pursuant to stock purchase or equity incentive plans that are approved by the Board;

(D)        shares of Common Stock or Preferred Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Filing Date;

(E)        shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or

14.

similar business combination approved by the Board including at least three of the Voting Preferred Directors (one of whom shall be the Series A Preferred Director designated by Alta Partners (“Alta”) so long as Alta or its affiliates continue to hold any shares of Series A Preferred) (the “Required Voting Preferred Director Consent”);

(F)        shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, including the Required Voting Preferred Director Consent;

(G)        shares of Common Stock issued in connection with a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”);

(H)        shares of Common Stock or Convertible Securities issued in connection with any strategic partnering or investment arrangement involving the Company and/or the acquisition or licensing of technology or intellectual property by the Company, in each case as approved by the Board, including the Required Voting Preferred Director Consent; and

(I)         shares of Common Stock or Convertible Securities that the holders of at least 60% of the outstanding shares of Voting Preferred (voting together on an as-converted basis) elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4, or in the case of a waiver that would only be applicable to the holders of shares of Series B Preferred and not the Series A Preferred, shares of Common Stock or Convertible Securities that the holders of a majority of the outstanding shares of Series B Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)       In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related

15.

transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price for an applicable series of Series Preferred shall be reduced to the Series Preferred Conversion Price for such series of Series Preferred that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)         Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for a series of Series Preferred for the number of shares of Common Stock or other securities issuable upon conversion of a series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the applicable Series Preferred Conversion Price for such series of Series Preferred at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property that at the time would be received upon conversion of the such series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j)        Notices of Record Date.  Upon (A) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten days prior to (I) the record date, if any, specified therein; or (II) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (y) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (z) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

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(k)          Automatic Conversion.

(i)        Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Conversion Price for such series of Series Preferred, (A) at any time upon the affirmative election of the holders of at least 60% of the outstanding shares of Voting Preferred, or (B) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act (“IPO”) covering the offer and sale of Common Stock for the account of the Company in which (I) the valuation of the Company immediately prior to the IPO, as calculated by multiplying the price per share to the public on the cover page of the prospectus for the IPO by the number of outstanding shares of the Company immediately prior to issuing shares in the IPO, is at least $200,000,000, (II) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 and (III) the Company’s shares have been listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)       Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of any Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

17.

(m)        Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)        Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)        Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5.           NO REDEMPTION RIGHTS.  The Series Preferred shall not be redeemable.

6.           NO REISSUANCE OF SERIES PREFERRED.  Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A.          The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.          To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

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C.        Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D.        The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Voting Preferred or any partner, member, director, stockholder employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.        The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws of the Company, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.        The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C.        The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

* * * *

FOUR:        This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE:          This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

19.

IN WITNESS WHEREOF, LUMENA PHARMACEUTICALS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 7th day of March 2014.

LUMENA PHARMACEUTICALS, INC.
/s/ Michael Grey
MICHAEL GREY
President and Chief Executive Officer